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                                                                      Exhibit 99

                                                                             OMG
                                                                        OM Group
--------------------------------------------------------------------------------
DRAFT - PRESS RELEASE
FOR IMMEDIATE RELEASE

OM GROUP REPORTS 2003 FIRST QUARTER RESULTS

Cleveland, OH, April 29, 2003 -- OM Group, Inc. (NYSE:OMG) today announced results for the first quarter ended March 31, 2003. For the period, net sales were $1.3 billion, up from $1.2 billion one year ago. Net loss was $7.8 million, or $.27 per diluted share, compared to net income of $23.4 million, or $.85 per diluted share, recorded in the first quarter of 2002. Excluding restructuring charges of $10.1 million ($10.0 million after-tax, or $.35 per share) associated with the Company's broad-based initiatives to improve cash flow and reduce debt, OMG reported net income of $2.2 million, or $.08 per share.

Net sales from continuing operations were $1.3 billion. Loss from continuing operations was $4.8 million, or $.17 per share. Excluding the restructuring charge related to continuing operations ($6.9 million after-tax, or $.25 per share), income from continuing operations was $2.1 million, or $.08 per share.

Net sales from discontinued operations were $29.1 million. Loss from discontinued operations was $3.0 million, or $.10 per share. Excluding the charge relating to discontinued operations ($3.1 million, or $.10 per share), income from discontinued operations was $0.1 million.

BUSINESS SEGMENT RESULTS

The following discussion focuses on continuing operations. (See table below for a reconciliation of operating results, before and after the charges, and discontinued operations.)

The base metal chemistry segment includes the cobalt, nickel and other base metal manufacturing businesses. Net sales for the first quarter 2003 were $209.3 million, or a 25.7% increase from the $166.6 million generated one year ago. Operating profit for the first quarter 2003 was $19.9 million. Operating profit for the first quarter 2003, before restructuring charges of $3.8 million, was $23.7 million compared to $33.4 million one year ago. These results reflect the favorable impact from higher metal prices and cobalt volume improvements, more than offset by a combination of negative factors that include a strong Euro and lower production levels at the Company's major plants.

The precious metal chemistry segment includes the auto catalyst business and other precious metals manufacturing businesses. Net sales for the quarter were $433.0 million, or a 13.1% increase from the $382.9 million reported in the first quarter of 2002.



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Operating profit for the first quarter 2003 was $15.4 million. Operating profit for the first quarter 2003, before restructuring charges of $3.2 million, was $18.6 million compared to $20.5 million a year ago. The auto catalysts business, which accounted for most of the sales improvement, posted operating profits lower than last year. This performance is in line with the Company's 2003 plan that anticipated a ramp-up of costs in the first half of the year required for new business that comes on stream in the second half of the year.

The metal management segment acts as a metal sourcing operation for both the Company's operations and customers, primarily procuring precious metals. Net sales for the first quarter increased 14.4% to $763.2 million from the $666.7 million posted a year ago. Operating profit was $2.0 million in the first quarter 2003 compared to $4.2 million in the first quarter 2002, reflecting the Company's current financial condition and the limiting impact on its proprietary trading activities.

Reconciliation of 2003 Segment Operating Profit
(in millions of dollars)

                                            Three months ended March 31,
                                                       2003
                                       -------------------------------------
                                          As       Restructuring  Before the
                                       Reported       Charges      Charges
                                       --------       -------      -------
Base Metal Chemistry                     $19.9         $ 3.8        $23.7
Precious Metal Chemistry                  15.4           3.2         18.6
Metal Management                           2.0          --            2.0
                                         -----         -----        -----
    Segment Operating Profit              37.3           7.0         44.3
Discontinued Operations                   (2.1)          3.1          1.0
                                         -----         -----        -----
                                          35.2          10.1         45.3
Corporate                                 (7.9)         --           (7.9)
                                         -----         -----        -----
Income from Operations (including
   discontinued operations)              $27.3         $10.1        $37.4
                                         -----         -----        -----



This earnings release discloses operating profit and net income (loss) before restructuring charges. Such amounts are different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these financial measures are useful to investors and financial institutions because each measure excludes transactions that are unusual due to their nature or infrequency, and therefore allow investors and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the performance of the Company and individual business segments.

OUTLOOK

James P. Mooney, chairman and ceo stated, "In the first quarter of 2003 we continued to drive our broad-based cost reduction and profit enhancement initiatives. In addition to completing on April 1, 2003, the divestiture of SCM Metals, we are currently evaluating a number of options to further reduce debt, including monetizing some portion or all of our Precious Metals business."

Thomas R. Miklich, chief financial officer, added, "Even though we are encouraged by our results to date, it's clear that some unanticipated challenges such as a persistently strong Euro require that we accelerate the pace of our progress. For the second


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quarter of 2003, we expect that earnings per diluted share from continuing and discontinued operations will range between $.15 to $.19. Our plan for the full year now anticipates earnings per diluted share between $1.00 and $1.10 before the various restructuring charges recorded in the first quarter 2003."


CONFERENCE CALL/WEBCAST INFORMATION

A conference call and live audio broadcast on the Web with OMG's management will begin at 10:00 a.m. (EST) today. To access the webcast, simply log on to www.omgi.com/investorrelations/webcasts.htm. The Company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available commencing three hours after the call under Investor Audio Archive.

ABOUT OM GROUP, INC.

OM Group, Inc. through its operating subsidiaries, is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. OMG is a recognized leader in manufacturing products from base and precious metals and managing metals procurement related to these activities. The Company supplies more than 1,700 customers in 50 countries with over 3000-product offerings.

Headquartered in Cleveland, Ohio, OMG operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For additional information on OMG, visit the Company's web site at www.omgi.com.

Commentary on business trends and the Company's financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company's web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates.

The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company's raw materials, particularly cobalt, copper, nickel and precious metals; the demand for the Company's products; the effect of non-currency risks inherent in the Company's operations in foreign countries including political, social, economic and regulatory factors; the effects of the substantial debt incurred in connection with the


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Company's acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company's international operations; the impact of the Company's restructuring program on its continuing operations; the ability of the Company to identify potential buyers for its assets held for sale, and a financial partner for its precious metal chemistry business, which in turn may impact the Company's ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a recent United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.

For more information:
Greg Griffith, Director of Investor Relations
216-263-7455



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                                 OM GROUP, INC.
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                  (Thousands of dollars, except per share data)
                                   (Unaudited)


                                                             Three Months Ended
                                                                  March 31,
                                                         -------------------------
                                                            2003           2002
                                                         -----------    -----------

Net sales                                                $ 1,319,959    $ 1,159,152
Cost of products sold                                      1,217,868      1,048,163
                                                         -----------    -----------
                                                             102,091        110,989

Selling, general and administrative expenses                  65,673         58,841
Restructuring charges (a)                                      7,066
                                                         -----------    -----------

INCOME FROM OPERATIONS                                        29,352         52,148

OTHER INCOME (EXPENSE)
Interest expense                                             (24,910)       (17,887)
Foreign exchange loss                                         (1,913)          (639)
Investment income and other, net                                 425          1,732
                                                         -----------    -----------
                                                             (26,398)       (16,794)

INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES, MINORITY INTERESTS  AND EQUITY INCOME         2,954         35,354

Income taxes                                                   3,858          8,532
Minority interests                                             3,453          2,773
Equity in loss (income) of affiliates                            421           (621)

INCOME (LOSS) FROM CONTINUING OPERATIONS                      (4,778)        24,670

LOSS FROM DISCONTINUED OPERATIONS (a)                         (2,986)        (1,302)
                                                         -----------    -----------
NET INCOME (LOSS)                                        $    (7,764)   $    23,368
                                                         ===========    ===========


Income (loss) per common share - basic:
   Continuing operations                                 $     (0.17)   $      0.91
   Discontinued operations                                     (0.10)         (0.05)
                                                         -----------    -----------
   Net income (loss)                                     $     (0.27)   $      0.86

Income (loss) per common share - assuming dilution:
   Continuing operations                                 $     (0.17)   $      0.89
   Discontinued operations                                     (0.10)         (0.04)
                                                         -----------    -----------
   Net income (loss)                                     $     (0.27)   $      0.85

Dividends paid per common share                          $      --      $      0.14

Weighted average shares outstanding (000)
              Basic                                           28,303         27,109
              Assuming dilution                               28,303         27,567


(a) - Results of operations for the three months ended March 31, 2003 include restructuring charges of $10.1 million ($10.0 million after-tax, or $.35 per diluted share). The charges related to continuing operations ($6.9 million after-tax, or $.25 per diluted share) are included in Restructuring Charges, and those related to discontinued operations ($3.1 million after-tax, or $.10 per diluted share) are included in Loss from Discontinued Operations.





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                                 OM GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of dollars)
                                   (Unaudited)

                                                                March 31,   December 31,
ASSETS                                                            2003         2002
------                                                         ----------   -----------

CURRENT ASSETS
       Cash and cash equivalents                               $   68,974   $   77,205
       Accounts receivable                                        396,242      359,402
       Inventories                                                686,736      685,602
       Other current assets                                       137,185      140,128
       Assets of discontinued operations                           95,892      110,040
                                                               ----------   ----------
            Total Current Assets                                1,385,029    1,372,377


PROPERTY, PLANT AND EQUIPMENT, NET                                654,558      654,158

OTHER ASSETS
       Goodwill and other intangible assets                       198,954      198,014
       Other assets                                               108,705      114,587

                                                               ----------   ----------
TOTAL ASSETS                                                   $2,347,246   $2,339,136
                                                               ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------

CURRENT LIABILITIES
       Short-term debt and current portion of long-term debt   $   23,724   $   31,097
       Accounts payable                                           172,935      170,150
       Other accrued expenses                                     238,865      212,766
       Liabilities of discontinued operations                      31,120       36,172
                                                               ----------   ----------
            Total Current Liabilities                             466,644      450,185

LONG-TERM LIABILITIES
       Long-term debt                                           1,167,800    1,187,650
       Other long-term liabilities                                158,392      153,564
       Minority interests                                          81,305       77,852

STOCKHOLDERS' EQUITY                                              473,105      469,885

                                                               ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $2,347,246   $2,339,136
                                                               ==========   ==========



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                                 OM GROUP, INC.
                          BUSINESS SEGMENT INFORMATION
                             (Thousands of dollars)
                                   (Unaudited)

                                                                   Three Months Ended
                                                                        March 31,
                                                                --------------------------
                                                                    2003          2002
                                                                -----------    -----------

Net Sales
       Base metal chemistry                                     $   209,340    $   166,554
       Precious metal chemistry                                     432,988        382,940
       Metal management                                             763,238        666,734
       Inter-segment                                                (85,607)       (57,076)
                                                                -----------    -----------
            Total Net Sales                                     $ 1,319,959    $ 1,159,152
                                                                ===========    ===========



Operating Profit
       Base metal chemistry                                     $    19,851    $    33,425
       Precious metal chemistry                                      15,371         20,499
       Metal management                                               2,041          4,204
                                                                -----------    -----------
            Total Operating Profit                                   37,263         58,128

Interest expense                                                    (24,910)       (17,887)
Foreign exchange, investment income and other, net                   (1,488)         1,093
Corporate                                                            (7,911)        (5,980)
                                                                -----------    -----------

       Income from continuing operations before income taxes,
            minority interests and equity income                      2,954         35,354

Income taxes                                                          3,858          8,532
Minority interests                                                    3,453          2,773
Equity in loss (income) of affiliates                                   421           (621)

                                                                -----------    -----------
Income (loss) from continuing operations                        $    (4,778)   $    24,670
                                                                ===========    ===========
